January 18, 1996




Seligman Pennsylvania Tax-Exempt Fund Series
100 Park Avenue
New York, NY 10017

Ladies & Gentlemen:

                  With respect to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Seligman Pennsylvania Tax-Exempt Fund Series ("P-E No. 14"), we have reviewed the material relative to Pennsylvania Taxes in the Registration Statement. Such material is consistent with our opinion (the "Opinion") as filed with the Securities and Exchange Commission as an Exhibit to P-E No. 14.

                  We consent to the filing of the Opinion as an exhibit to P-E No. 14 and to the reference to us under the heading "Pennsylvania Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                                Very truly yours,



                                                /s/ Ballard Spahr Andrews &
                                                     Ingersoll


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                                January 18, 1996




Seligman Pennsylvania Tax-Exempt Fund
100 Park Avenue
New York, NY  10017

Ladies and Gentlemen:

                  You have requested our opinion relative to the Pennsylvania tax aspects of the Seligman Pennsylvania Tax-Exempt Fund (the "Fund"). We have reviewed the Declaration of Trust, the Prospectus and the Statement of Additional Information and our opinion is based in part on information contained in these documents.

                  We understand that the Fund was created under the laws of Pennsylvania as a common law trust. The Fund is targeted to Pennsylvania investors and has a portfolio consisting primarily of Pennsylvania state and municipal obligations.

                  The Fund is a non-diversified open-end management investment company under the Investment Company Act of 1940. The Fund has qualified for and elected regulated investment company treatment under Subchapter M of the Internal Revenue Code. Accordingly, the Fund distributes its ordinary income to its shareholders currently, as well as substantially all of its net capital gains.

Pennsylvania Taxes

         A.       Taxation of the Fund

                  Business trusts qualifying as regulated investment companies and registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 are not included in the definition of corporations for Pennsylvania tax purposes. Thus, the Fund is not be subject to the corporate net income tax and capital stock tax which would be applicable if the Fund were incorporated.



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         B.       Taxation of Non-Corporate Shareholders

                  1.       Income Tax

                  The Pennsylvania personal income tax is a flat-rate tax on certain specified classes of income received by Pennsylvania resident individuals, trusts and estates.1 The tax is imposed by Article III of the Tax Reform Code of 1971, Act of March 4, 1971, P.L. 6, as amended ("Tax Reform Code").

                  Article III of the Tax Reform Code was amended by the Act of December 3, 1993, P.L. 473 to provide for the treatment of distributions from an "investment company", defined as "any incorporated or unincorporated enterprise registered with The Federal Securities and Exchange Commission under the Investment Company Act of 1940". Under this amendment, distributions by an investment company will not be considered "dividends" to the extent that such distributions are from earnings and profits derived from statutorily tax-exempt interest from Pennsylvania state and local obligations or obligations of the United States.

                  The Fund clearly qualifies as an "investment company" for the purposes of Article III of the Tax Reform Code, and any distributions by the Fund will not be treated as dividends to the extent specified. The Pennsylvania Act of August 31, 1971, P.L. 395, exempts from all income taxes in Pennsylvania interest on, and gains from the disposition of, obligations of Pennsylvania, its political subdivisions, instrumentalities and agencies. This rule has been modified by the Act of December 3, 1993, P.L. 473, which provides that, for such obligations issued on or after its effective date (60 days after enactment), the interest thereon and income therefrom is exempt from Pennsylvania state and local taxation, but the profits, gains or income from the sale, exchange or other disposition of the obligations is made subject to state and local taxes. Federal law (31 U.S.C. ss. 3124) provides that "[s]tocks and obligations of the United States Government are exempt from taxation by a State or political subdivision of a State," with exceptions not applicable here. These exemptions are reflected both in the Tax Reform Code (Section 303(a)(3)) and (as to exempt interest) in the regulations thereunder. (Reg. Sec. 103.16(e)). Hence, the interest on Pennsylvania state and municipal obligations and obligations of the U.S. is not subject to Pennsylvania personal income tax. Consequently, interest on Pennsylvania state and municipal obligations and obligations of the U.S. will not constitute taxable income when received by the Fund. However, other investment income, such as gains with respect to such obligations and interest or gains with respect to state and municipal obligations of other states, bank certificates of deposit and other non-public obligations, will be taxable.

                  2.       Personal Property Tax

                  Residents of Pennsylvania, including partnerships and trusts, may be required to pay personal property taxes annually on the value of their intangible assets subject to such taxes. The Personal Property Tax is a state-wide county tax of four mills2, but it does not apply to Pennsylvania state and municipal obligations, including municipal authority bonds, or to obligations of the U.S.

                  Taxable securities held in trust are normally taxable to the trust and not the beneficiary. However, if (a) no trustee resides in Pennsylvania or (b) one or more trustees reside in Pennsylvania and one or more trustees reside elsewhere and the trust property is held and managed outside Pennsylvania, the trust is not taxable but its Pennsylvania resident beneficiaries are taxable on their proportionate equitable interests in the trust's taxable holdings. In our opinion the Fund is subject to these rules and its shares will not be directly taxable to their Pennsylvania shareholders, but the shareholders will be taxable on their proportionate interests in any taxable holdings of the Funds.

                  If these rules do not apply, essentially the same result is reached through a provision in the taxing statute to the effect that the value of any "taxable" shares of stock3 issued by a regulated investment company (as defined for federal income tax purposes) --

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                  ..."shall be that part of the current  value of such shares to be determined by multiplying said current value by a fraction, the numerator of which shall be the total value of so much of the personal property owned by the regulated investment company as would be taxable by this act if owned by a resident of Pennsylvania, and the denominator of which shall be the total value of all the personal property owned by the regulated investment company." (Act of June 17, 1913, P.L. 507, as amended.)

                  On either analysis, therefore, Pennsylvania resident shareholders of the Fund will be subject to personal property taxes only to the extent that the value of their shares on the assessment date (January 1 of the taxable year) is attributable to holdings of the Fund other than Pennsylvania state and municipal obligations, U.S. obligations and certain other statutorily exempt classes of investments.

         C.       Taxation of Corporate Shareholders

                  1.       Corporate Net Income Tax

                  Business corporations engaged in taxable activities in Pennsylvania must pay corporate net income tax imposed by Article IV of the Pennsylvania Code. This tax is based on the corporation's taxable income for federal income tax purposes, subject to certain adjustments and, in appropriate circumstances, to allocation or apportionment reflecting the extent of the corporation's activities in Pennsylvania.


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                  One of the statutory  adjustments to federal taxable income is the  exclusion  therefrom of "dividends  received  from any other  corporation".
"Dividends,"   for  this  purpose,   has  its  Internal  Revenue  Code  meaning.
Commonwealth v. General Refractories Co., 417 Pa. 153, 162 (1965) (interpreting the same exclusion under prior law). This case also holds that the reference to "corporations" in this context does not have the same limited meaning as it does in the tax imposition clause of the taxing statute, i.e., is not limited to
those   corporations   that  are  subject  to  the  corporate  net  income  tax.
Inferentially "corporations," like "dividends," is to be read in the Internal Revenue Code sense. (The Fund, although a trust for state law purposes, falls within the definition of "corporation" in Section 7701(a)(3) of the Internal Revenue Code.) We believe, therefore, that a distribution by a regulated investment company that is defined as a "dividend" under Subchapter M of the Internal Revenue Code is entitled to the corporate net income tax dividends received exclusion regardless of whether the payor is organized in corporate or trust form.

                  Section 852(b)(5) of the Internal Revenue Code provides that "exempt-interest dividends" are treated by the shareholders of a regulated investment company as interest excludable from gross income under Section 103(a). We assume that most of the Fund's distributions to its shareholders will constitute exempt-interest dividends. These distributions will be excluded from the starting federal taxable income base in computing the corporate net income tax liability of a corporate shareholder.

                  We are of the opinion, therefore, that dividend distributions by the Fund, whether ordinary or capital gains, as well as exempt-interest dividends, will not be taxable to corporate shareholders for corporate net income tax purposes.

                  Gain or loss realized by a corporate shareholder on the sale or redemption of Fund shares will be reflected in the shareholder's Pennsylvania corporate net income tax base in the same manner as in its federal income tax base.

                  2.       Personal Property Tax

                  The Pennsylvania personal property taxes discussed earlier in this opinion apply in terms to, among others, corporations liable to taxation in Pennsylvania. However, the taxing enactment goes on to exempt from tax corporations subject to Pennsylvania tax on their shares, including capital stock tax or franchise tax. Business corporations subject to tax in Pennsylvania are liable for one of these taxes, with the result that business corporations are not in fact required to pay Pennsylvania personal property taxes. Consequently, corporate shareholders of the Fund will have no personal property tax liability with respect to their Fund shares regardless of the nature of the portfolio of the particular Fund whose shares they hold.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Pennsylvania Taxes". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                     Very truly yours,


                                     /s/ Ballard Spahr Andrews &
                                           Ingersoll

1 Nonresident individuals, trusts and estates are also liable for the tax, but only with respect to income from Pennsylvania sources. Income received from an investment company registered under the 1940 Act does not constitute Pennsylvania source income. (Tax Reform Code of 1971, Section 301(k)). Accordingly the balance of our opinion with respect to this tax addresses the situation of Pennsylvania resident beneficiaries only.


2 Imposition of this tax is optional with each county but most counties have elected to impose the tax.


3 Shares of stock of a regulated investment company are not a specifically enumerated category of taxable property under the Personal Property Tax Act. However, shares of stock of incorporated entities are taxable unless the issuer is a corporation subject to certain Pennsylvania corporate taxes. Thus, the stock of a regulated investment company in corporate form is wholly exempt from personal property taxes, regardless of the nature of its investment portfolio, if the company is a Pennsylvania corporation subject to capital stock tax or a foreign corporation doing business in Pennsylvania and subject to franchise tax. Since the Fund will be a trust, it will not be subject to any Pennsylvania corporate tax and its shares, if determined to fall within the "share of stock" category for personal property tax purposes, would be "taxable" and subject to the regulated investment company apportionment rule quoted below.